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                                                                   EXHIBIT 10.13

November 1, 2001

Mr. Thomas Lindquist
[Address Omitted]

Fax [number omitted]

Dear Tom:

I am very pleased to offer you an important key management role with Plum Creek Timber Company, Inc. (the "Company"). We hope you will find challenge and satisfaction as a member of our senior executive team. This letter serves to confirm the key terms of our employment offer to you:

POSITION:                  Executive Vice President - Real Estate/Strategic
                           Business Development

REPORTS TO:                Rick Holley, President & Chief Executive Officer

START DATE:                As soon as reasonably possible, but no later than
                           January 14, 2002.

ANNUAL BASE SALARY:        Initial base salary of $275,000. Thereafter, your
                           base salary will be reviewed each January along with other senior executives of the Company.

ANNUAL INCENTIVE:          You will be eligible for a performance driven annual
                           incentive of up to 100% of your base salary. For 2001 or 2002, as the case may be, the incentive will be prorated for time in the position.

LONG TERM INCENTIVE:       On your start date, 35,000 stock options will be
                           granted under the terms of the Plum Creek Stock
                           Incentive Plan along with an equal number of Dividend
                           Equivalent Rights (DERs). In January 2003, you will be eligible to receive an additional stock option grant and DERs. Also, on your start date, you will be granted 1,500 units under the 2000 Value Management
                           Plan (VMP) and this coming January, you would be eligible for additional unit awards under the

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Mr. Thomas Lindquist
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November 1, 2001

                           VMP (anticipated to be no less than 5,000), upon Board approval following the annual January Board of Directors meeting.

RESTRICTED STOCK GRANT:    On your start date, you will receive a restricted
                           stock grant of 10,000 shares issued as of your start date. Additionally, if and to the extent your current employer does not pay you your 2001 bonus and long-term incentive of $550,000, then the Company will issue you additional restricted stock in an amount necessary to compensate you for this non-payment. In no event, however, will the value of the total grant under this restricted stock grant section exceed $550,000. These shares of restricted stock will vest three years after your start date with the Company. Dividends on these shares are unrestricted and paid quarterly.

ADDITIONAL INCENTIVE:      In consideration of your forfeiting stock options
                           with your current employer, at the conclusion of three years of employment with the Company, Rick
                           Holley, in the exercise of his sole discretion, may decide to issue you additional Company common stock equal in value of up to $250,000 as a result of your individual performance at the Company, provided that you are still employed with the Company. In the event that Rick Holley is no longer employed by the Company as of such third anniversary, and you are employed by the Company at that time, then you would receive
                           Company common stock equal to no less than $100,000 in value.

NOTICE: If you accept our offer, we acknowledge and accept your desire not to disclose such acceptance for a reasonable period of time, not to exceed thirty days from the date of your acceptance. Following such period of time, a press release, approved by you, will be issued.

OTHER BENEFITS:            Participation in the other corporate fringe benefits
                           including pension, 401(k), medical, dental, disability, and life insurance is available to you.
                           Vacations, holiday, and benefits are established by Company policy. Under the current policy, you will be eligible for five weeks of vacation a year.

                           You will also be permitted to obtain a company car ($40,000 allowance toward purchase) for which the Company will pay for insurance and operating costs. The Company will also reimburse you for a membership in an athletic or luncheon club and provide annual tax preparation and financial consultations.

EXECUTIVE AGREEMENT:       You will be covered by an executive agreement in a
                           form specified by the Company and agreed to by you
                           (the "Executive Agreement"). Certain key terms of the agreement are as follows:

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Mr. Thomas Lindquist
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November 1, 2001

                           - Cash Compensation: Upon termination for a reason other than "cause," you will be entitled to an amount equal to one year of your then current annual salary and bonus from the preceding fiscal year.

                           - Acceleration: All of your Company restricted stock would immediately accelerate and vest upon the occurrence of such termination.

                           -  Term: Two years.

Tom, I am very excited about working with you on the Plum Creek team. This is an exciting time for the Company and I believe this is a great opportunity for you and us. I would appreciate your response to our proposal by no later than 5:00 p.m. (PST) on Tuesday, November 6, 2001.

Sincerely,

/s/ Rick Holley

Agreed to and accepted as of November 5, 2001.

/s/ Thomas Lindquist

Mr. Thomas Lindquist